Exhibit 10.1

    Offer Letter

Your employment

William Ready

You’ll be the Chief Executive Officer

You’ll report to, and will be appointed to serve on, the Board of Directors (the “Board”)

You’ll be employed by Pinterest, Inc. (“Pinterest” or the “Company”)

You’ll work out of our office in San Francisco for at least 50% of your business time, and out of our office in Los Angeles for the remainder of your business time. You may also need to travel for work from time to time.

Your first day will be June 29, 2022, or such other date as mutually agreed.

Obligations to Pinterest

•	You agree to devote your working hours and full-time efforts to Pinterest while you’re employed here.

•	You agree to follow all our policies and rules.

•	You must tell us before your first day about any obligations or commitments you have that may be inconsistent with the duties we’ve outlined in this letter.

•

You agree that you will not use or disclose any trade secrets, proprietary information or intellectual property that you or any other person or company have a right, title or interest to in connection with the work you do at Pinterest.

•	You certify that you have returned any property or confidential information that belongs to your former employers.

•	You certify that you aren’t violating the rights of anyone by accepting employment here at Pinterest.

Your compensation

Salary

Your starting gross annual base salary will be $400,000.00 USD, paid in accordance with our standard payroll procedures and subject to authorized deductions and required tax withholdings.

Option Grant

No later than five days following the date that your employment as Chief Executive Officer commences, we’ll grant you a Nonstatutory Stock Option (the “NSO”) pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Plan”) to purchase 8,553,172 shares of the Company’s Class A common stock (“Common Stock”). The exercise price per share of the NSO will be equal to the closing price of the Common Stock on the date of grant. Your NSO will begin vesting on the next 20th day of the month following the date of your commencement of employment (the “Option Vesting Commencement Date”) and 1/16 of the total number of shares underlying the NSO will vest on each 3-month anniversary of the Option Vesting Commencement Date, subject to your continued service as the Chief Executive Officer of the Company. For instance, if you were to start on January 1st, the Option Vesting Commencement Date would be January 20th; if you were to start on January 21st, the Option Vesting Commencement Date would be February 20th.

Restricted Stock Award

If you purchase shares of Common Stock on the open market with a minimum aggregate value of $5,000,000.00 USD at the time of purchase during the Purchase Period (the “Investment Shares”), we’ll grant you a number of shares of restricted Common Stock pursuant to the Plan with an “Initial RSA Value” of $20,000,000.00 USD (the “RSAs”) as soon as administratively practicable thereafter. The exact number of RSAs to be granted to you will be determined after the expiration of the Purchase Period by dividing the Initial RSA Value by an “Average Share Value.” The Average Share Value will be the average closing price of the Common Stock over the 30 trading days ending on the last day of the Purchase Period, as determined by Pinterest. Your RSAs will begin vesting on the next 20th day of the month following the date of your commencement of employment (the “RSA Vesting Commencement Date”) and 1/16 of the total number of shares will vest on each 3-month anniversary of the RSA Vesting Commencement Date, subject to your continued service as the Chief Executive Officer of the Company and your holding all of the Investment Shares through each vesting date. Purchase of the Investment Shares shall be made in accordance with Pinterest’s Insider Trading Policy. “Purchase Period” means the 60-day period immediately following the date of your commencement of employment; provided, that if you or Pinterest determine that, as a policy matter, it is not advisable for you to purchase any or all of Investment Shares during the Purchase Period, you and Pinterest may mutually agree to extend the 60-day period to provide you a reasonable opportunity to purchase all of the Investment Shares.

Your NSO and any RSAs will be subject to, and contingent upon your acceptance of, the terms and conditions of the Plan, as well as the Stock Option Grant Notice and Stock Option Agreement associated with your NSO, and the Restricted Stock Grant Notice and Restricted Stock Agreement associated with your RSAs, the forms of which such award agreements are attached to this offer letter as Exhibit A.

During your employment with the Company, you will remain eligible for additional issuances of equity and other long-term incentive programs as determined in accordance with the Company’s policies and processes.

Employee Benefits

You’ll be eligible for time off and to participate in the employee benefit plans maintained by Pinterest, all subject to Pinterest’s standard policies.

At-Will Employment

You’ll be an “at-will” employee, which means that you or Pinterest can terminate your employment any time and for any reason, without cause or notice. This offer letter takes the place of anything you may have been told or agreed to already and is the full agreement between you and Pinterest on the “at-will” nature of your employment. The only way your “at-will” status can change is through a written agreement signed by you and an authorized officer of Pinterest.

Before you start

CIIAA

You must sign and deliver a copy of the Confidential Information and Invention Assignment Agreement (“CIIAA”) attached to this offer letter as Exhibit B on or before your first day of employment.

Right to Work

On your first day of work, you must provide us with evidence of your identity and eligibility for employment in the United States.

Background & Reference Checks

Your job offer is contingent upon clearance of background and reference checks.

Vaccination Policy

Pinterest requires that all employees be fully vaccinated for COVID-19 to enter our U.S. offices, perform in-person work, or travel on behalf of Pinterest to the extent permitted under applicable law. Employees are considered fully vaccinated if they meet the current definition provided by the U.S. Centers for Disease Control and Prevention. Pinterest will provide reasonable accommodation or other exemption to those individuals who are unable to be vaccinated consistent with federal, state, and local law.

Successors & Assignments

Pinterest’s successors may assume your employment and any related rights, so if someone else takes over all or most of Pinterest’s business and/or assets, your duties of employment will apply to that entity the same way it would apply to Pinterest unless otherwise changed by the successor. You can’t transfer or reassign any of your rights and obligations related to your employment.

Miscellaneous

Recoupment

If you engage in any Detrimental Activity, the Board may, in its sole discretion, require you to repay to the Company any Covered Compensation (or equivalent cash value) paid or payable to you (or granted or vested in the case of equity-based Covered Compensation) within the 12 months immediately preceding the date of such Detrimental Activity (or the date on which the Board discovers the Detrimental Activity). This paragraph does not limit the Company’s rights or remedies under this offer letter, any other agreement between you and the Company, or otherwise at law or in equity. Also, you agree that all compensation paid or payable to you shall be subject to any other clawback or recoupment policy of the Company as required by applicable law or regulation. Notwithstanding Section 18 of the Plan, neither the NSO or the RSAs shall be subject to recoupment, repayment, forfeiture or other similar measure, other than as explicitly set forth in this offer letter or the exhibits attached hereto. You agree that no such recoupment or repayment of compensation pursuant to this paragraph will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between you and Pinterest.

For purposes of the preceding paragraph, “Detrimental Activity” means: (i) willful misconduct that contributes to a financial restatement or material error in the calculation of any performance-based measures used to determine any Covered Compensation, or (ii) conduct that constitutes “Cause” (as defined in the Severance Agreement) that results in material financial or reputational harm to the Company. “Covered Compensation” means any bonus or other incentive compensation granted or awarded to you by the Company, including NSOs or RSAs granted by this offer letter or other equity compensation.

Notice

You agree to keep us up to date on your mailing address. You will be deemed to receive communications delivered personally or addressed to your currently registered mailing address. Please address any correspondence with us to our official business address directed to the attention of the Company’s Secretary.

HSR Filing

If you are required to submit a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (an “HSR Filing”) in connection with your NSOs or RSAs, you and Pinterest will reasonably cooperate and coordinate with each other to make any HSR Filings and supply reasonable information that may be required to submit such HSR Filings on a timely basis. Pinterest will pay directly or reimburse you for the out-of-pocket amount of any filing fee required in connection with the HSR Filing, within 30 days upon receipt of reasonable supporting documentation for such fee. You will remain solely responsible for any tax consequences related to such payment or reimbursement.

Attorneys’ Fees

Pinterest will reimburse you for up to $25,000 of your out-of-pocket legal fees reasonably incurred for advice related to this offer letter and related agreements, within 30 days upon receipt of an invoice for such expenses. You will remain solely responsible for any tax consequences related to such reimbursement.

Announcements

You and Pinterest will mutually cooperate in connection with any initial public announcements regarding your appointment as Chief Executive of the Company, subject to the Company’s compliance with any applicable law or regulation in its sole discretion.

Whole Agreement

This offer letter, together with the CIIA, the Executive Severance & Change in Control Agreement (the “Severance Agreement”) attached to this offer letter as Exhibit C, and the Indemnification Agreement attached to this offer letter as Exhibit D represent the entire agreement between you and Pinterest regarding the subjects they cover. You acknowledge that you and Pinterest have no other agreements or understandings (oral or written, express or implied) regarding the subjects covered by this offer letter, the CIIAA, the Severance Agreement, or the Indemnification Agreement and you have not made or received any additional representations relating to these subjects. The terms of this offer letter, the CIIAA, the Severance Agreement, and the Indemnification Agreement may only be modified by written agreement that you and an officer of Pinterest sign.

Choice of Law and Severability

This offer letter will be interpreted according to the laws of the state in which you’re employed, without giving effect to provisions governing the choice of law. If any provision of this offer letter is made illegal by any present or future statute, law, ordinance or regulation, then that provision will be limited only to the minimum extent necessary to make the provision comply with the law. All the other terms and provisions in this offer letter will stay in effect.

Counterparts

This letter may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single document.

And now for

the good stuff

Bill, we are delighted to extend this offer to you. As a founder yourself, you have experienced this kind of transition and we have confidence that you will lead Pinterest through our next significant evolution and growth phase. We are excited to partner with you. The offer below is designed to align you with the shareholders and energize you to drive the growth of Pinterest and deliver on our aspiration to enable Pinners move from inspiration to realization on our platform. You have the confidence of the entire board and we are excited for you to lead the Pinployees and continue to build on our culture, grounded in our values.

If you’d like to accept, please sign and return this offer letter, along with a signed and dated original copy of the CIIAA, the Severance Agreement, and the Indemnification Agreement by June June 24, 2022.

Sincerely,

Pinterest, Inc.

/s/ Andrea Wishom
Andrea Wishom, Lead Independent Director

/s/ Ben Silbermann
Ben Silbermann, Co-Founder, Chief Executive Officer & Chairman

Please sign below:

/s/ William Ready
William Ready

Date: June 23, 2022